Exhibit 99.1

Icosavax, Inc. – Employee Questions and Answers

Supplement #1

December 20, 2023

Contents
1. Does Icosavax maintain a severance plan and will it remain in place following closing?	2

2. Who is an eligible employee under the Icosavax severance plan?	2

3. What will trigger a severance event under the Icosavax severance plan?	2

4. What are the severance benefits under the Icosavax severance plan?	2

5. What will be an employee’s obligations in the event of a qualifying termination in order to receive severance benefits under the Icosavax severance plan?	3

6. What constitutes a termination for “cause” under the Icosavax severance plan?	3

7. What constitutes a resignation for “good reason” under the Icosavax severance plan?	4

8. Are there any deductions to severance payments under the Icosavax severance plan?	4

9. Where can I find more information about the Icosavax severance plan?	4

10. What changes, if any, will be made to the Icosavax parental leave policy post close (including both maternity and parental leave)?	5

11. How will our vacation balances be treated (including in the event of a termination of employment following the closing)?	5

12. When will I know if my position is being eliminated? Can you provide detail on the level of layoffs you expect at Icosavax?	5

13. Will AstraZeneca offer retention bonuses to continuing Icosavax employees?	5

14. If I have additional questions, who can I ask?	5

1.	Does Icosavax maintain a severance plan and will it remain in place following closing?

•

Icosavax, Inc. (the “Company” or “Icosavax”) maintains a severance plan (the “Icosavax severance plan”) that provides eligible employees with severance benefits based on their position/title at the time of termination for any qualifying terminations that occur during the first 18 months following a “change in control” (as defined in the Icosavax severance plan), which will include the closing of the transaction contemplated by the definitive merger agreement for AstraZeneca Finance and Holdings Inc. to acquire Icosavax.

•

The severance plan will remain in effect following the closing and it cannot, without an eligible employee’s written consent, be terminated or amended in any way that adversely affects the rights of any eligible employee, in each case for 18 months after the closing.

•	Employees with a title of Vice President or above are not eligible to participate in the Icosavax severance plan and will be eligible for severance as set forth in their individual employment letters.

2.	Who is an eligible employee under the Icosavax severance plan?

•

Employees of Icosavax who hold a title below Vice President are eligible to receive benefits under the Icosavax severance plan. Independent contractors and temporary employees are not eligible. Eligibility is also subject to the requirements of the Icosavax severance plan. You can find a copy of the Icosavax severance plan in the People and Culture folder. A copy of the Icosavax severance plan is also available upon request to Lori Stewart at Lorraine.stewart@icosavax.com.

3.	What will trigger a severance event under the Icosavax severance plan?

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An employee is eligible for severance benefits under the Icosavax severance plan if their employment is terminated by the Company without “cause” (as described below) or the employee resigns for “good reason” (as described below) within 18 months following the closing.

4.	What are the severance benefits under the Icosavax severance plan?

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Severance benefits under the Icosavax severance plan will be determined based on the employee’s position/title and monthly base pay (as defined in the Icosavax severance plan) on the date of the qualifying termination.

•

An employee will be eligible to receive his or her monthly base pay for the number of months equal to his or her “base pay severance period” at the time of the qualifying termination, as shown below. This amount will be paid in a lump sum on the first regularly scheduled payroll date following the effective date of the employee’s signed general release of claims, but in no event more than 75 days following the employee’s termination date.

•

If COBRA continuation coverage is timely elected, an employee who incurs a qualifying termination will also be eligible to receive continued healthcare coverage for him or herself and his or her eligible dependents for the “benefits continuation period” at the time of the qualifying termination, as shown below.

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Position/Title	Base Pay Severance Period	Benefits Continuation Period
Executive Director, Sr Director, and Director Levels	4 months	4 months

Below Director Level	3 months	3 months

5.	What will be an employee’s obligations in the event of a qualifying termination in order to receive severance benefits under the Icosavax severance plan?

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In order to receive severance benefits under the Icosavax severance plan, an employee will be required to enter into an effective general release of claims and to continue to comply with the confidentiality provisions of any company policy, any offer letter signed in connection with employment, and any other agreements regarding non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions or other similar covenants between the employee and Icosavax.

6.	What constitutes a termination for “cause” under the Icosavax severance plan?

•

A termination for “cause” under the Icosavax severance plan means a termination of an employee’s employment following the occurrence of any of the following events by an employee, in each instance that has a material adverse impact on the Company or any of its successors or affiliates as determined by the Company in its reasonable discretion:

•	A conviction of, or plea of “guilty” or “no contest” to, any non-vehicular felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof;

•	Commission of, or participation in, a fraud or act of dishonesty or other illegal act against the Company that has a demonstrable adverse impact on the Company or any of its successors or affiliates;

•	An intentional, material violation of any contract or agreement between the employee and Icosavax or any material Icosavax policy or of any statutory duty owed to Icosavax;

•	Any intentional unauthorized use or disclosure of Icosavax’s confidential information or trade secrets;

•	Gross misconduct; or

•

An ongoing and repeated failure or refusal to perform or neglect of the employee’s duties or an ongoing and repeated failure or refusal to comply with the lawful instructions given to the employee by the Company, which failure, refusal or neglect continues for 30 days following receipt of written notice stating with specificity the nature of such failure, refusal or neglect (note, however, that an employee’s failure to meet specified performance objectives or achieve a specific result or outcome, or the Company’s dissatisfaction with the quality of services provided by an employee in the good faith performance of his or her duties to the Company, in each case will not constitute “cause” for termination under the Icosavax severance plan).

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7.	What constitutes a resignation for “good reason” under the Icosavax severance plan?

•	A resignation for “good reason” under the Icosavax severance plan means any of the following actions taken without “cause” by the Company without an employee’s consent:

•	A material reduction of the employee’s base compensation (i.e., any diminution of 10% or more), other than a reduction that applies generally to all similarly-situated personnel;

•

A material reduction or material adverse change in the employee’s authority, duties or responsibilities, but excluding any such change or reduction arising solely as a result of the Company becoming part of a larger enterprise by reason of the transaction and a change in the employee’s job position or title unless the employee’s new authority, duties or responsibilities are materially reduced from the prior authority, duties or responsibilities;

•

A relocation of the principal place at which the employee is required to provide services to the Company or the employee’s principal place of employment that results in an increase in the employee’s one-way driving distance by more than 50 miles from the employee’s then-current principal place of business or residence, as applicable (for the avoidance of doubt, a remote employee’s principal place of employment is be deemed their home office); and

•	Any other action or inaction that constitutes a material breach by the Company of its obligations to an employee under the Icosavax severance plan.

•

In order to resign for “good reason,” an employee must provide written notice of the event giving rise to good reason to the Company within 90 days after the condition arises, allow the Company 30 days to cure such condition, and if the Company fails to cure the condition within such period, then any resignation must be effective not later than 90 days after the end of the Company’s cure period.

8.	Will there be any deductions to severance payments under the Icosavax severance plan?

•

Severance payments under the Icosavax severance plan will be subject to all applicable deductions and withholdings under applicable law. In addition, an eligible employee will not be entitled to any severance payment or benefit under the Icosavax severance plan which duplicates a payment or benefit received or receivable by the eligible employee under any individual agreement, or any other plan, program or arrangement or any severance or pay in lieu of notice required by applicable law or regulation, including, without limitation, the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local statute, rule or regulation.

9.	Where can I find more information about the Icosavax severance plan?

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The Icosavax severance plan document contains all of the terms and conditions applicable to the severance benefits. These questions and answers are a summary of the terms of the Icosavax severance plan only, and employees should refer to the plan document itself for the actual terms and conditions.

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A copy of the Icosavax severance plan is available in the People and Culture folder. A copy of the Icosavax severance plan is also available upon request to Lori Stewart at Lorraine.stewart@icosavax.com.

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10. What changes, if any, will be made to the Icosavax parental leave policy post close (including both maternity and parental leave)?

•

It is our expectation that leave benefits will remain generally similar after the closing. More information regarding future plans under the AstraZeneca PLC (“AstraZeneca”) organization will be provided in due course. Please keep in mind that many details remain to be worked out.

11. How will our vacation balances be treated (including in the event of a termination of employment following the closing)?

•

If your employment is terminated, your vacation balance will be paid out to you. Further information about what will happen with vacation balances for employees who remain employed with Icosavax and AstraZeneca’s V&I business unit after Icosavax becomes part of the AstraZeneca group is to come as the details are worked out.

12. When will I know if my position is being eliminated? Can you provide detail on the level of layoffs you expect at Icosavax?

•

Following the closing of the transaction, it is our expectation that the majority of roles and responsibilities will continue. Conversations will be ongoing over the next weeks in advance of the projected closing of the acquisition. AstraZeneca will need to take the appropriate time to assess the Icosavax organization and make employment-related decisions. In the meantime, it is important we continue to operate on a business as usual basis. Our corporate priorities remain consistent, and we will continue to execute against them moving forward.

13. Will AstraZeneca offer retention bonuses to continuing Icosavax employees?

•	More information regarding future plans under the AstraZeneca organization will be provided in due course. Please keep in mind that many details remain to be worked out.

14. If I have additional questions, who can I ask?

•

For any compensation, benefits or employment related questions, please reach out to Lori Stewart at Lorraine.stewart@icosavax.com. We realize that you may have many questions over the coming weeks. We plan to communicate more information when it becomes available and provide answers to questions after decisions are made.

Additional Information and Where to Find It

The tender offer described above has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of Icosavax, Inc. The solicitation and the offer to buy shares of Icosavax’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials, that AstraZeneca PLC, AstraZeneca Finance and Holdings Inc. and Isochrone Merger Sub Inc. (Merger Sub), a wholly owned indirect subsidiary of AstraZeneca PLC, intend to file with the Securities and Exchange Commission (SEC).

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In addition, Icosavax will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors will be able to obtain a free copy of these materials and other documents filed by AstraZeneca, Merger Sub and Icosavax with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Icosavax under the “Investors & News” section of Icosavax’s website at www.icosavax.com.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF ICOSAVAX AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

The statements included above that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current beliefs and expectations and include, but are not limited to: statements regarding the planned completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of December 11, 2023 (the Merger Agreement), by and among Icosavax, AstraZeneca and Merger Sub and the timing thereof; expectations regarding the benefits sought to be achieved in the transactions; Icosavax’s expectations regarding the potential benefits and commercial potential of its vaccine candidates and technology platform; the ability to advance the company’s development programs and the potential to accelerate and expand access to IVX-A12 and other future vaccine candidates; and AstraZeneca’s strategic vision. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing and completion of the tender offer and the merger; uncertainties as to the percentage of Icosavax stockholders tendering their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); risks that the milestones related to the contingent value rights are not achieved; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; risks related to diverting management’s attention from Icosavax’s ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; potential changes in AstraZeneca’s strategic vision; risks that results of a clinical trial at a particular time point may not predict future results; potential delays in the conduct of and receipt of data from clinical trials; unexpected adverse side effects or inadequate immunogenicity or efficacy of the company’s vaccine candidates; competing approaches and approved vaccines limiting the commercial value of the company’s vaccine candidates; regulatory developments in the United States and other countries; and other risks and uncertainties pertaining to Icosavax’s business, including the risks and uncertainties detailed in Icosavax’s public periodic filings with the SEC, as well as the tender offer materials to be filed by AstraZeneca and Merger Sub and the Solicitation/Recommendation Statement to be filed by Icosavax in connection with the tender offer.

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You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Icosavax undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.

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ICOSAVAX, INC.

EMPLOYEE CHANGE IN CONTROL SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

Effective Date: January 1, 2023

1. Purpose. The purpose of this Icosavax, Inc. Employee Change in Control Severance Plan (this “Plan”) is to provide certain Severance Payments and Benefits (as defined below) to designated employees of the Company in the event of a termination of their employment in certain specified circumstances. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This Plan is governed by ERISA and, to the extent applicable, the laws of the State of Washington. This document constitutes both the written instrument under which this Plan is maintained and the required summary plan description for this Plan.

2. Definitions. The following definitions are applicable for purposes of this Plan, in addition to terms defined in Section 1 above:

(a) “Accrued Obligations” means, for an Eligible Employee, the Eligible Employee’s (i) base salary or hourly wages otherwise payable through the Date of Termination, (ii) unreimbursed business expenses reimbursable under Company policies then in effect, and (iii) earned and accrued vacation pay and/or paid time off, if applicable, to the extent not theretofore paid.

(b) “Administrator” means the Company, whether or not acting through the Committee or another duly constituted committee of members of the Board, or any person or persons to whom the Administrator has delegated any authority or responsibility with respect to this Plan.

(c) “Affiliate” means with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

(d) “Annualized Wage Amount” means, with respect to an Eligible Employee who is paid on an hourly basis, the product of (i) the Eligible Employee’s hourly wage rate, multiplied by (ii) the Eligible Employee’s annual scheduled hours determined on the date of the Qualifying Termination (determined without regard to overtime and excluding any shift differential and further disregarding any reduction to the Eligible Employee’s hourly wage rate or annual scheduled hours that serves as the basis for the Eligible Employee’s resignation for Good Reason).

(e) “Awards” means each outstanding and unvested equity award held by an Eligible Employee granted pursuant to an Equity Plan, including, without limitation, each restricted stock, stock option, restricted stock unit or other equity award.

(f) “Base Pay Severance Period” means, for an Eligible Employee, the number of months equal to the Eligible Employee’s Base Pay Severance Period set forth for such Eligible Employee’s Tier on Appendix A.

(g) “Benefit Plans” means all medical, dental and vision benefit plans of the Company, as may be in effect from time to time.

(h) “Benefits Continuation Period” means, for an Eligible Employee, the number of months equal to the Eligible Employee’s Benefits Continuation Period set forth for such Eligible Employee’s Tier on Appendix A as of the date of his or her Qualifying Termination.

(i) “Board” means the Board of Directors of the Company.

(j) “Cause” means the occurrence of any of the following events, in each instance that has a material adverse impact on the Company or any successor or Affiliate thereof as determined by the Company in its reasonable discretion: (i) an Eligible Employee’s conviction of, or plea of “guilty” or “no contest” to, any non-vehicular felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) an Eligible Employee’s commission of, or participation in, a fraud or act of dishonesty or other illegal act against the Company that has a demonstrable adverse impact on the Company or any successor or Affiliate thereof; (iii) an Eligible Employee’s intentional, material violation of any contract or agreement between an Eligible Employee and the Company or any material Company policy or of any statutory duty owed to the Company; (iv) an Eligible Employee’s intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) an Eligible Employee’s gross misconduct; or (vi) an Eligible Employee’s ongoing and repeated failure or refusal to perform or neglect of an Eligible Employee’s duties as required by this Agreement or an Eligible Employee’s ongoing and repeated failure or refusal to comply with the lawful instructions given to such Eligible Employee by the Company, which failure, refusal or neglect continues for 30 days following an Eligible Employee’s receipt of written notice from the Company stating with specificity the nature of such failure, refusal or neglect; provided that it is understood that this clause (vi) shall not permit the Company to terminate an Eligible Employee’s employment for Cause solely because of (A) an Eligible Employee’s failure to meet specified performance objectives or achieve a specific result or outcome, or (B) Company’s dissatisfaction with the quality of services provided by an Eligible Employee in the good faith performance of his or her duties to the Company.

(k) “Change in Control” shall have the meaning ascribed to such term in the Icosavax, Inc. 2021 Incentive Award Plan, as may be amended from time to time, and any successor to that plan. If a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Code Section 409A.

(l) “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608, each as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(m) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(n) “Code Section 409A” means Section 409A of the Code.

(o) “Committee” means the Chief Executive Officer of the Company, or his designee.

(p) “Company” means Icosavax, Inc., a Delaware corporation, including all of its Affiliates, collectively (and any successors or assigns thereto), and any successor that assumes the obligations of the Company under this Plan, by way of merger, acquisition, consolidation or other transaction.

(q) “Date of Termination” means, for an Eligible Employee, the date of the Eligible Employee’s Separation from Service.

(r) “Eligible Employee” means an employee of the Company who (i) holds a title below Vice President, and (ii) is a full-time or part-time employee of the Company (and is not an occasional or temporary employee). An individual otherwise satisfying the requirements to be an Eligible Employee will continue to be considered an employee of the Company for purposes of this Plan if he or she is on Company-approved leave of absence immediately prior to the date of his or her Qualifying Termination, and his or her regular full-time or regular part-time status for purposes of determining his or her Severance Payments and Benefits under this Plan will be determined based on his or her employment status immediately prior to the commencement of such leave. This Plan applies to all exempt and non-exempt employees. For the avoidance of doubt, in no event will an independent contractor or consultant to the Company be eligible for benefits under this Plan. Notwithstanding the foregoing, in the event that an Eligible Employee is eligible to receive severance benefits as a result of a Qualifying Termination pursuant to an individual agreement with the Company (an “Individual Agreement”) that are more favorable than the severance benefits provided hereunder, such Eligible Employee shall receive the severance benefits under his or her Individual Agreement in lieu of the severance benefits provided hereunder.

(s) “Equity Plan” means an equity incentive plan maintained by the Company.

(t) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(u) “Good Reason” means any of the following actions taken without Cause by the Company or a successor corporation or entity without an Eligible Employee’s consent: (i) a material reduction of an Eligible Employee’s base compensation (and each Eligible Employee and the Company agree that any diminution of 10% or more shall be considered material for this purpose, regardless of whether such diminution occurs due to a single reduction or a series of reductions in an Eligible Employee’s base compensation), other than a reduction that applies generally to all similarly-situated personnel; (ii) material reduction or material adverse change in an Eligible Employee’s authority, duties or responsibilities, but excluding for purposes of this clause (ii) any such change or reduction arising solely as a result of the Company becoming part of a larger enterprise by reason of any Change in Control, and a change in the Eligible Employee’s job position or title unless such Eligible Employee’s new authority, duties or responsibilities are materially reduced from the prior authority, duties or responsibilities; (iii) a relocation of the principal place at which an Eligible Employee is required to provide services to the Company or an Eligible Employee’s principal place of employment that results in an increase in an Eligible Employee’s one-way driving distance by more than 50 miles from his or her then-current principal place of business or residence, as applicable (for the avoidance of doubt, a remote employee’s principal place of employment shall be deemed their home office); and (iv) any other action or inaction that constitutes a material breach by the Company or any successor or Affiliate of its obligations to an Eligible Employee under this Plan. In order to resign for Good Reason, an Eligible Employee must provide written notice of the event giving rise to Good Reason to the Company within 90 days after the condition arises, allow the Company 30 days to cure such condition, and if the Company fails to cure the condition within such period, then an Eligible Employee’s resignation from all positions he or she then holds with the Company must be effective not later than 90 days after the end of the Company’s cure period.

(v) “Monthly Base Pay” means:

(i) with respect to any Eligible Employee who is compensated on a salaried basis, the quotient of (A) the Eligible Employee’s annual base salary as of the Date of Termination (disregarding any reduction thereto that serves as the basis for the Eligible Employee’s resignation for Good Reason), divided by (B) twelve (12); or

(ii) with respect to any Eligible Employee who is compensated on an hourly basis, the quotient of (A) the Eligible Employee’s Annualized Wage Amount calculated as of the Date of Termination, divided by (B) twelve (12).

For the avoidance of doubt, Monthly Base Pay does not include payments for incentive compensation, incentive payments, bonuses, commissions, benefits, fringe benefits, expense reimbursements, or other compensation.

(w) “Person” means an individual, corporation, partnership, limited liability company, association, trust, other entity, group or organization include a governmental authority.

(x) “Qualifying Termination” means a termination of an Eligible Employee’s employment with the Company on or within 18 months following the date of a Change in Control that is either (i) initiated by the Company without Cause or (ii) initiated by the Eligible Employee for Good Reason. Termination due to death or disability shall not be treated as a Qualifying Termination.

(y) “Release” has the meaning specified in Section 6.

(z) “Release Period” has the meaning specified in Section 6.

(aa) “Separation from Service” means a “separation from service” as defined in Treasury Regulation § 1.409A-1(h).

(bb) “Severance Payments and Benefits” means all benefits provided or payments made by the Company to or for the benefit of an Eligible Employee under this Plan as a result of a Qualifying Termination.

(cc) “Tier” means the tier of Severance Payments and Benefits an Eligible Employee is entitled to receive under this Plan pursuant to Section 6, depending on the rank of the Eligible Employee on the date of the Qualifying Termination (disregarding any diminution in title that results in an Eligible Employee being in a lower Tier that serves as the basis for the Eligible Employee’s resignation for Good Reason), as set forth on Appendix A.

3. Eligibility. An Eligible Employee shall be eligible for Severance Payments and Benefits under this Plan, subject to the terms and conditions described herein, only if he or she experiences a Qualifying Termination and is an Eligible Employee on his or her Date of Termination.

4. Administration.

(a) This Plan shall be interpreted, administered and operated by the Administrator, which shall have complete authority, subject to the express provisions of this Plan, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, to determine eligibility for benefits under this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. Such authority shall include the powers to resolve ambiguities, inconsistencies, and omissions, and to amend the Plan to correct any scrivener’s error. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate. All decisions, interpretations and other actions of the Administrator shall be final, conclusive and binding on all parties who have an interest in this Plan.

(b) Notwithstanding anything in this Plan to the contrary, upon or after a Change in Control, neither the Administrator nor any other person shall have discretionary authority in the administration of the Plan, and any court or tribunal that adjudicates any dispute, controversy, or claim in connection with benefits under this Plan will apply a de novo standard of review to any determinations made by the Administrator or the Company. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Administrator or any person or characterization of any decision by the Administrator or by such person as final, binding or conclusive on any party.

5. Termination of Employment for any Reason. Subject to the terms and conditions hereof, in the event of an Eligible Employee’s termination of employment with the Company for any reason, including a Qualifying Termination:

(a) The Company shall pay the Eligible Employee the Accrued Obligations, payable on the dates such amounts would have been payable under the Company’s policies if the Eligible Employee’s employment had not terminated or as otherwise required by applicable law.

(b) Subject to Section 6(c), all outstanding Awards held by the Eligible Employee as of the Date of Termination shall be governed by the terms and conditions of the applicable Equity Plan(s) and Award agreements evidencing such Awards.

(c) Subject to Section 6(b) below, the Eligible Employee’s benefits and rights under the Company’s benefit plans shall be determined in accordance with the applicable provisions of such plans, in each case as in effect and amended from time to time.

6. Qualifying Termination. In addition to the payments and benefits set forth in Section 5, if an Eligible Employee’s termination of employment with the Company is a Qualifying Termination, the Eligible Employee shall also be entitled to receive the following payments and benefits, subject to the Eligible Employee timely executing a release of claims agreement in substantially the form attached as Appendix B-1 or B-2 hereto, as applicable (each, a “Release”), and such Release becoming effective, enforceable and irrevocable no later than 60 days following the Eligible Employee’s Date of Termination (such period, the “Release Period”), and subject to the Eligible Employee’s continued compliance with Section 8 below:

(a) The Eligible Employee shall be entitled to payment of his or her Monthly Base Pay for the number of months in the Base Pay Severance Period applicable to his or her Tier as of the date of such Qualifying Termination as set forth on Appendix A hereto, which shall be payable in cash in a lump sum on the Company’s first regularly scheduled payroll date following the effective date of the Eligible Employee’s Release (the “First Payment Date”), but in no event more than 75 days following the Date of Termination;

(b) If the Eligible Employee and/or his or her eligible dependents who were covered under the Company’s Benefit Plans as of the Date of Termination timely elect to continue coverage under the Company’s Benefit Plans pursuant to COBRA, then, for the period described in this Section 6(b), the Company shall either (i) provide the elected level of COBRA continuation coverage under the Benefit Plans or (ii) pay to the Eligible Employee a taxable monthly cash payment in lieu of subsidized coverage equal to the total monthly COBRA premium for the elected level of Benefit Plan coverage (calculated by reference to the premium as of the Date of Termination). To the extent the Company elects to make taxable monthly cash payments pursuant to clause (ii) above, such payments shall be made for each month that starts after the effective date of the Release (or, if later, the first month for which the Company does not make available subsidized coverage pursuant to clause (i) above), without any requirement to furnish documentation of expenses incurred (and any amount that would have been paid by the Company pursuant to clause (ii) prior to the date the Release becomes effective will be paid together with the payment for the next occurring month following the date the Release becomes effective, unless otherwise provided in Section 9 below). Payments under this Section 6(b) shall cease to be required upon the earliest of (I) the last day of the Eligible Employee’s Benefits Continuation Period (or, if earlier, the date on which the applicable continuation period under COBRA expires), (II) the Eligible Employee’s death, (III) discontinuation of the Eligible Employee’s COBRA coverage under any Company Benefit Plan due to failure to make required contributions, or (IV) the date on which the Eligible Employee becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment. The Eligible Employee shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. An Eligible Employee shall notify the Company immediately if he or she becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment; and

(c) The Eligible Employee’s outstanding Awards granted under the Company’s Equity Plans will vest in full and, if applicable, become exercisable in full. Notwithstanding the foregoing, in the event the Award agreement or the Equity Plan pursuant to which an Eligible Employee’s Awards were granted provides for more favorable treatment of Awards upon a Change in Control or a Qualifying Termination, nothing in this Plan is intended to limit an Eligible Employee’s right to such more favorable treatment as provided in such Award agreement or Equity Plan.

7. Other Provisions Applicable to Severance Payments and Benefits; Non-Duplication of Payments or Benefits.

(a) All references in this Plan to salary and annual incentive amounts mean those amounts before reduction pursuant to any plan or other arrangement for deferral of compensation.

(b) Anything in this Plan to the contrary notwithstanding, a transfer of employment from the Company to an Affiliate or vice versa shall not be considered a termination of employment for purposes of this Plan.

(c) Unless an Eligible Employee is eligible to receive severance benefits in connection with a Qualifying Termination pursuant to an Individual Agreement that are more favorable than the severance benefits provided hereunder, this Plan shall be the only plan, agreement or arrangement with respect to which benefits may be provided to Eligible Employees upon a Qualifying Termination and supersedes all prior agreements, arrangements or related communications of the Company relating to separation benefits or accelerated vesting benefits on a Change in Control for the Eligible Employees, whether formal or informal, or written or unwritten. However, if a prior plan or agreement requires the consent of the Eligible Employee in order for such prior plan or agreement to be modified or amended or superseded by this Plan, such consent must be obtained from such Eligible Employee in order for this Plan to supersede such prior plan or agreement. Notwithstanding the foregoing, the terms of the Equity Plans and any applicable Award agreement shall continue to govern the terms of any such Awards and any treatment thereunder shall continue to apply to such Awards to the extent more favorable than the treatment set forth in this Plan.

(d) Subject to Section 7(c) above, an Eligible Employee shall not be entitled to any Severance Payment or Benefit under this Plan which duplicates a payment or benefit received or receivable by the Eligible Employee under any Individual Agreement, or any other plan, program or arrangement of the Company or any severance or pay in lieu of notice required by applicable law or regulation, including, without limitation, the Worker Adjustment and Retraining Notification Act (“WARN”) or any

similar state or local statute, rule or regulation. If, notwithstanding Section 7(c), an Eligible Employee has a right to payments or benefits upon a Qualifying Termination that duplicate the Severance Payment or Benefit under this Plan, the benefit under this Plan shall be reduced, dollar for dollar, by the amount of the duplicate payment(s) and benefit(s). The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of an Eligible Employee’s termination of employment, and the Company shall so construe and enforce the terms of this Plan. The Administrator’s decision to waive all or a portion of such reductions to the severance benefits of one employee and the amount of such reductions shall in no way obligate the Administrator to waive the same reductions in the same amounts to the severance benefits of any other employees, even if similarly situated. Such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to a statutory obligation of the Company.

8. Restrictive Covenants.

(a) Each Eligible Employee hereby expressly confirms his or her continuing obligations to the Company and its Affiliates pursuant to the confidentiality provisions of any code of conduct of the Company or its Affiliates, the Company’s standard form of confidential information and inventions assignment agreement and/or other agreements regarding non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions or other similar covenants between such Eligible Employee and the Company (the “Restrictive Covenants”).

(b) Each Eligible Employee is hereby provided with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) an Eligible Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) an Eligible Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if an Eligible Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Eligible Employee may disclose the proprietary information to her attorney and use the proprietary information in the court proceeding, if the Eligible Employee files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order. In addition, nothing in this Plan or any Restrictive Covenant agreement shall prevent an Eligible Employee from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights the Eligible Employee may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that the Eligible Employee has reason to believe is unlawful.

9. Special Rules for Compliance with Code Section 409A. This Section 9 serves to ensure compliance with applicable requirements of Code Section 409A. If the terms of this Section 9 conflict with other terms of this Plan, the terms of this Section 9 shall control.

(a) To the extent applicable, this Plan shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Plan comply with, or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Code Section 409A, the provision shall be read in such a manner that no payments payable under this Plan shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(b) Each installment in a series of Severance Payments and Benefits shall be deemed a separate payment for purposes of Code Section 409A. For purposes of this Plan, to the extent required to ensure the Severance Payments and Benefits comply with, or are exempt from, Code Section 409A, all references to an Eligible Employee’s “termination of employment” shall mean his or her Separation from Service.

(c) If an Eligible Employee is a “specified employee” (as determined by the Administrator or its designee in accordance with Treasury Regulation § 1.409A-1(i)) as of his or her Date of Termination, then all Severance Payments that are subject to the requirements of Code Section 409A (determined after taking into account the “short-term deferral” rule in Treasury Regulation § 1.409A-1(b)(4), the “two-year, two-time” rule described in Treasury Regulation § 1.409A-1(b)(9), and any other available exception from such requirements) shall be subject to the six-month delay rule of Code Section 409A(a)(2)(B)(i). Each payment that is subject to such six-month delay rule shall be made, without interest, on the later of (i) the Company’s first payroll date that is at least six months after the Eligible Employee’s Date of Termination (or, if earlier, as soon as practicable after the Eligible Employee’s death) or (ii) the date when such payment would otherwise be due under the terms of the Plan.

(d) To the extent that the payments or benefits under this Plan are “non-qualified deferred compensation” subject to Code Section 409A, if the Release Period spans two calendar years, the payment of any Severance Payments and Benefits shall occur (or commence) on the later of (a) January 1 of the second calendar year, or (b) the First Payment Date.

(e) To the extent required by Code Section 409A, any reimbursement or in-kind benefit provided under this Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any payments in lieu of the benefits shall be paid no later than the end of Eligible Employee’s taxable year next following Eligible Employee’s taxable year in which the benefit or expense was due to be paid; and (iii) any right to reimbursements or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit.

(f) The Company and its employees and agents make no representation and are providing no advice regarding the taxation of the payments and benefits under this Plan, including with respect to taxes, interest and penalties under Code Section 409A and similar liabilities under state and local tax laws. No indemnification or gross-up is payable under this Plan with respect to any such tax, interest, or penalty under Code Section 409A or similar liability under state or local tax laws applicable to any Eligible Employee.

10. Claims Procedures. Normally, an Eligible Employee does not need to present a formal claim to receive benefits payable under this Plan. If any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Administrator. A formal claim must be filed within 60 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator in writing consents otherwise or the deadline to file a claim is temporarily extended under the rules described in Appendix C. The Administrator has adopted procedures for considering claims (which are set forth in Appendix C), which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements, and the Administrator shall provide a Claimant, on request, with a copy of such amended claims procedures. These procedures provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates failed to follow the prescribed procedures with respect to the claim such that the claim was deemed denied). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

11. Miscellaneous.

(a) Assignment; Non-transferability; Successors. No right of an Eligible Employee to any payment or benefit under this Plan shall be subject to assignment, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Eligible Employee or of any beneficiary of the Eligible Employee. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan. For the avoidance of doubt, any successor to any Affiliate of the Company, including without limitation, a successor to a subsidiary of the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), to all or substantially all of such Affiliate’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan as such obligations relate to the employees eligible under this Plan employed by the Affiliate of the Company. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s and/or Company’s Affiliate’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of the Plan by operation of law. All of an Eligible Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, his or her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) Withholding. The Company shall have the right to deduct from all payments hereunder all taxes that the Company determines are required by law to be withheld therefrom. Regardless of the amount withheld, the recipient of payments, benefits, or other income (including imputed income) under the Plan shall be solely responsible for all taxes owed with respect to such payments, benefits, and other income.

(c) No Right To Employment. Nothing in this Plan shall be construed as giving any person the right to be retained in the employment of the Company, nor shall it affect the right of the Company to dismiss an Eligible Employee without any liability except as required by this Plan.

(d) Amendment and Termination. The Company, by action of the Administrator, reserves the right to amend or terminate this Plan at any time, without advance notice to any Eligible Employee and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Any amendment or termination of this Plan will be in writing. Notwithstanding the foregoing, the Company may not, without an Eligible Employee’s written consent, terminate this Plan, or amend this Plan in any way that adversely affects the rights of any Eligible Employee, in each case, at any time following a Change in Control. Any action of the Company in amending or terminating this Plan will be taken in a non-fiduciary capacity. In no event shall any amendment or termination of this Plan affect the Severance Payments or Benefits payable under this Plan to any Eligible Employee whose Qualifying Termination has occurred prior to the effective date of the amendment or termination of this Plan.

(e) Governing Law. This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the validity, construction and effect of this Plan and any rules and regulations relating to this Plan shall be determined in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of laws. If any provision hereof shall be held by a court or arbitrator of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

(f) No Duty to Mitigate. No employee shall be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Company becomes obligated to make under this Plan, and, except as expressly provided in this Plan, amounts or other benefits to be paid or provided to an Eligible Employee pursuant to this Plan shall not be reduced by reason of the Eligible Employee’s obtaining other employment or receiving similar payments or benefits from another employer.

(g) Employment At-Will. Nothing contained in this Plan shall give any employee the right to be retained in the employment of the Company or shall otherwise modify the employee’s at will employment relationship with the Company. This Plan is not a contract of employment between the Company and any employee.

(h) Complete Statement of Plan. This Plan document (which incorporates the applicable Appendix(ces) by reference) contains a complete statement of the Plan’s terms and supersedes all prior statements with respect to the Plan’s terms. No other evidence, whether written or oral, shall be taken into account in interpreting the provisions of the Plan. In the event of a conflict between a provision in this Plan document and any booklet, brochure, presentation, or other communication (whether written or oral), the provision of this Plan document shall control.

(i) No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than Eligible Employees hereunder (or their estates or beneficiaries, in the event of an eligible employee’s death) and the Company.

(j) Funding and Payment of Benefits. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any employee. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

(k) Notices. Any notice required or permitted by this Plan shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to an Eligible Employee at the most recent address on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

* * * * * * * *

IN WITNESS WHEREOF, the Company has adopted the Plan effective as of the effective date set forth above.

ICOSAVAX, INC.

By:	/s/ Adam K. Simpson
Name:	Adam K. Simpson
Title:	President and Chief Executive Officer

APPENDIX A

ICOSAVAX, INC. EMPLOYEE CHANGE IN CONTROL SEVERANCE PLAN

SEVERANCE PAYMENTS AND BENEFITS

Tier	Base Pay Severance Period	Benefits Continuation Period

Tier 1 Executive Director, Sr Director, and Director Levels	4 months	4 months

Tier 2 Below Director Level	3 months	3 months

Appendix A-1

APPENDIX B-1

RELEASE OF CLAIMS

[FOR EMPLOYEES 40 AND OVER]

[The Release of Claims is subject to revision by the Company based on changes in applicable law or local law requirements based on Employee’s location or other updates based on best practices, as determined by the Administrator, in its sole discretion.]

This Release of Claims (“Release”) is entered into as of                     , 20    , between [                    ] (“Employee”) and Icosavax, Inc., a Delaware corporation (the “Company” and, together with Employee, the “Parties”), effective eight days after Employee’s signature hereto (the “Effective Date”), unless Employee revokes Employee’s acceptance of this Release as provided in Paragraph 1(d), below.

WHEREAS, Employee is a participant in the Icosavax, Inc. Employee Change in Control Severance Plan (the “Severance Plan”).

WHEREAS, capitalized terms used in this Release without definition shall have the meaning given to such terms in the Severance Plan.

NOW, THEREFORE, in consideration of the applicable severance benefits under the Severance Plan, which are conditioned on Employee’s execution and non-revocation of this Release, the Parties agree as follows:

1. Employee’s Release of the Company. Employee agrees not to sue, or otherwise file any claim against, the Company or its parent companies, subsidiaries or affiliates, and any of their respective successors, assigns, directors, officers, managers, employees, attorneys, insurers, or agents, each in their respective capacities as such (collectively, the “Company Parties”), for any reason whatsoever based on anything that has occurred at any time up to and including the execution date of this Release as follows:

(a) On behalf of Employee and Employee’s executors, administrators, heirs and assigns, Employee hereby releases and forever discharge the Company Parties, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Employee now have or may hereafter have against any of the Company Parties by reason of any matter, cause, or thing whatsoever from the beginning of time through and including the execution date of this Release, including, without limiting the generality of the foregoing: any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by the Company or its affiliates or the separation thereof, including without limitation any and all Claims arising under federal, state, or local laws relating to employment; any Claims of any kind that may be brought in any court or administrative agency; any Claims arising under the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Civil Rights Act of 1866, Section 1981, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the False Claims Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification

Appendix B-1-1

Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act of 1935, the Uniformed Services Employment and Reemployment Rights Act of 1994, Fair Credit Reporting Act, or any similar state law,1 each of the foregoing as may have been amended, and any other federal, state, or local statute, regulation, ordinance, constitution, or order concerning labor or employment, termination of labor or employment, wages and benefits, retaliation, leaves of absence, or any other term or condition of employment; Claims for breach of contract; Claims for unfair business practices; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Notwithstanding the generality of the foregoing, Employee does not release any Claims that cannot be released as a matter of law including, without limitation, (i) Employee’s right to file for unemployment insurance benefits or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) Employee’s right to file claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; (iii) Employee’s right to file a charge of discrimination, harassment, interference with leave rights, failure to accommodate, or retaliation with the Equal Employment Opportunity Commission or any other federal, state or local government agency, or to cooperate with or participate in any investigation conducted by such agency; provided, however, that Employee hereby releases Employee’s right to receive damages in any such proceeding brought by Employee or on Employee’s behalf; (iv) Employee’s right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation by such agency; or (v) Employee’s right to make any disclosure that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, Employee does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Furthermore, Employee does not release hereby any rights that Employee may have relating to (i) indemnification by the Company or its affiliates under any indemnification agreement with the Company, the Company’s Bylaws or any applicable law or under any applicable insurance policy with respect to Employee’s liability as an employee of the Company; (ii) Employee’s vested accrued benefits under the Company’s respective benefits and compensation plans; and (iii) any severance benefits to which Employee is specifically entitled to as of the date of termination pursuant to the Severance Plan.

(c) EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY, AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

[1]	NTD: To include applicable state statutes based on participant’s state of employment.

Appendix B-1-2

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(d) Employee acknowledges that the General Release of Claims set forth in Section 1(a) above includes a release of Claims under the Age Discrimination in Employment Act (the “ADEA Release”). In accordance with the Older Workers Benefit Protection Act, Employee acknowledges as follows:

(i) Employee has been advised to consult an attorney of Employee’s choice before signing this Release and Employee either has so consulted with counsel or voluntarily decided not to consult with counsel;

(ii) Employee has been granted [21] [45]2 days after Employee is presented with this Release to decide whether or not to sign it. Employee agrees that such period shall not be extended due to any material or immaterial changes to the Release. If Employee executes this Release prior to the expiration of such period, Employee does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waive the remainder of the [21] [45] day period;

(iii) Employee has carefully reviewed and considered and fully understand the terms set forth in this Release, including all exhibits hereto;

(iv) [Employee understands that Attachment 1 to this Release is a list of the job titles and ages for all individuals in Employee’s decisional unit who have been selected for the program, as well as the job titles and ages of all individuals in Employee’s decisional unit who have not been selected for the program, as of [        ], the date the Company provided this Release to Employee;]3 and

(v) Employee has the right to revoke Employee’s ADEA Release within 7 calendar days of signing this Release. If Employee wishes to revoke Employee’s ADEA Release, Employee must deliver written notice stating Employee’s intent to so revoke to [Insert Name], Icosavax, Inc., at 1930 Boren Avenue, Suite 1000, Seattle, Washington 98101 on or before 5:00 p.m. on the 7th day after the date on which Employee signs this Release.

(e) Employee acknowledges that Employee will not be entitled to the severance benefits under the Severance Plan unless this Release is effective within [        ]4 days following the Employee’s Date of Termination (as defined in the Severance Plan).

(f) Employee acknowledges that the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly

[2]	NTD: To be 45 days for a group termination and 21 days for a non-group termination.
[3]	NTD: To be included for group termination.
[4]	NTD: To be 55 days for a group termination and 30 days for a non-group termination.

Appendix B-1-3

liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the proprietary information to her attorney and use the proprietary information in the court proceeding, if Employee files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order. In addition, nothing in this Release or any Restrictive Covenant agreement shall prevent Employee from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights Employee may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful.

2. Employee Representations. Employee represents and warrants that:

(a) Employee has returned to the Company all Company property in Employee’s possession (other than any property that the Company has specifically permitted the Employee to keep following his or her Date of Termination in writing), including without limitation, any cell phone, laptop computer or tablet;

(b) Employee is not owed wages, commissions, bonuses or other compensation, other than wages through the Date of Termination of Employee’s employment and any accrued, unused vacation or paid time off earned through such date, other than as set forth in the Severance Plan;

(c) During the course of Employee’s employment, Employee did not sustain any injuries for which Employee might be entitled to compensation pursuant to worker’s compensation law or Employee has disclosed any injuries of which Employee is currently, reasonably aware for which Employee might be entitled to compensation pursuant to worker’s compensation law; and

(d) Employee has not initiated any adversarial proceedings of any kind against the Company or its affiliates or, in their capacities as such, against any other person or entity released herein, nor will Employee do so in the future, except as specifically allowed by this Release.

3. Restrictive Covenants; Cooperation. Employee reaffirms Employee’s continuing obligations under Section 8 of the Plan. In addition, Employee shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Employee’s duties and responsibilities to the Company or its affiliates during Employee’s employment with the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Employee’s possession during his or her employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Employee’s personal schedule or ability to engage in gainful employment.

Appendix B-1-4

4. WARN Offset. Without limiting Section 7(d) of the Severance Plan, Employee acknowledges and agrees that, unless otherwise determined by the Administrator (as defined in the Severance Plan), Employee’s severance benefits pursuant to the Severance Plan shall be reduced, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Employee by the Company that become payable in connection with Employee’s termination of employment pursuant to any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any similar state or local statute, rule or regulation.

5. Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

6. Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of [        ]5, including all matters of construction, validity and performance, without regard to conflicts of law principles.

7. Integration Clause. This Release, and the Severance Plan contain the Parties’ entire agreement with regard to the separation of Employee’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Employee and a duly authorized officer or director of the Company.

8. Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

9. RIGHT TO ADVICE OF COUNSEL. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH A LAWYER; BY EMPLOYEE’S SIGNATURE BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH A LAWYER CONCERNING THIS RELEASE.

10. Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature Page Follows)

[5]	NTD: To be the employee’s state of employment.

Appendix B-1-5

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EMPLOYEE	ICOSAVAX, INC.

Name:	Name:

Title:

Date:	Date:

Appendix B-1-6

[ATTACHMENT 1 TO APPENDIX B

Older Worker Benefit Protection Act Disclosure]

[To be included if applicable]

Appendix B-1-7

APPENDIX B-2

RELEASE OF CLAIMS

[FOR EMPLOYEES UNDER 40]

[The Release of Claims is subject to revision by the Company based on changes in applicable law or local law requirements based on Employee’s location or other updates based on best practices, as determined by the Administrator, in its sole discretion.]

This Release of Claims (“Release”) is entered into as of _________________, 20__, between [__________] (“Employee”) and Icosavax, Inc., a Delaware corporation (the “Company” and, together with Employee, the “Parties”), effective as of Employee’s signature hereto (the “Effective Date”).

WHEREAS, Employee is a participant in the Icosavax, Inc. Employee Change in Control Severance Plan (the “Severance Plan”).

WHEREAS, capitalized terms used in this Release without definition shall have the meaning given to such terms in the Severance Plan.

NOW, THEREFORE, in consideration of the applicable severance benefits under the Severance Plan, which are conditioned on Employee’s execution and non-revocation of this Release, the Parties agree as follows:

1. Employee’s Release of the Company. Employee agrees not to sue, or otherwise file any claim against, the Company or its parent companies, subsidiaries or affiliates, and any of their respective successors, assigns, directors, officers, managers, employees, attorneys, insurers, or agents, each in their respective capacities as such (collectively, the “Company Parties”), for any reason whatsoever based on anything that has occurred at any time up to and including the execution date of this Release as follows:

(a) On behalf of Employee and Employee’s executors, administrators, heirs and assigns, Employee hereby releases and forever discharge the Company Parties, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Employee now have or may hereafter have against any of the Company Parties by reason of any matter, cause, or thing whatsoever from the beginning of time through and including the execution date of this Release, including, without limiting the generality of the foregoing: any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by the Company or its affiliates or the separation thereof, including without limitation any and all Claims arising under federal, state, or local laws relating to employment; any Claims of any kind that may be brought in any court or administrative agency; any Claims arising under the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Civil Rights Act of 1866, Section 1981, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the False Claims Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act of 1935, the Uniformed Services Employment and Reemployment Rights Act of 1994, Fair Credit Reporting Act, or any similar state law,6 each of the foregoing as may have been amended, and any other federal, state, or local statute, regulation, ordinance, constitution,

[6]	NTD: To include applicable state statutes based on participant’s state of employment.

Appendix B-2-1

or order concerning labor or employment, termination of labor or employment, wages and benefits, retaliation, leaves of absence, or any other term or condition of employment; Claims for breach of contract; Claims for unfair business practices; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Notwithstanding the generality of the foregoing, Employee does not release any Claims that cannot be released as a matter of law including, without limitation, (i) Employee’s right to file for unemployment insurance benefits or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) Employee’s right to file claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; (iii) Employee’s right to file a charge of discrimination, harassment, interference with leave rights, failure to accommodate, or retaliation with the Equal Employment Opportunity Commission or any other federal, state or local government agency, or to cooperate with or participate in any investigation conducted by such agency; provided, however, that Employee hereby releases Employee’s right to receive damages in any such proceeding brought by Employee or on Employee’s behalf; (iv) Employee’s right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation by such agency; or (v) Employee’s right to make any disclosure that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, Employee does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Furthermore, Employee does not release hereby any rights that Employee may have relating to (i) indemnification by the Company or its affiliates under any indemnification agreement with the Company, the Company’s Bylaws or any applicable law or under any applicable insurance policy with respect to Employee’s liability as an employee of the Company; (ii) Employee’s vested accrued benefits under the Company’s respective benefits and compensation plans; and (iii) any severance benefits to which Employee is specifically entitled to as of the date of termination pursuant to the Severance Plan.

(c) Employee acknowledges that the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the proprietary information to her attorney and use the proprietary information in the court proceeding, if Employee files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order. In addition, nothing in this Release or any Restrictive Covenant agreement shall prevent Employee from (x) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (y) exercising any rights Employee may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (z) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful.

Appendix B-2-2

(d) EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY, AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(e) Employee acknowledges that Employee will not be entitled to the severance benefits under the Severance Plan unless this Release is effective within 10 days following the Employee’s Date of Termination (as defined in the Severance Plan).

2. Employee Representations. Employee represents and warrants that:

(a) Employee has returned to the Company all Company property in Employee’s possession (other than any property that the Company has specifically permitted the Employee to keep following his or her Date of Termination in writing), including without limitation, any cell phone, laptop computer or tablet;

(b) Employee is not owed wages, commissions, bonuses or other compensation, other than wages through the Date of Termination of Employee’s employment and any accrued, unused vacation or paid time off earned through such date, other than as set forth in the Severance Plan;

(c) During the course of Employee’s employment, Employee did not sustain any injuries for which Employee might be entitled to compensation pursuant to worker’s compensation law or Employee has disclosed any injuries of which Employee is currently, reasonably aware for which Employee might be entitled to compensation pursuant to worker’s compensation law; and

(d) Employee has not initiated any adversarial proceedings of any kind against the Company or its affiliates or, in their capacities as such, against any other person or entity released herein, nor will Employee do so in the future, except as specifically allowed by this Release.

3. Restrictive Covenants; Cooperation. Employee reaffirms Employee’s continuing obligations under Section 8 of the Plan. In addition, Employee shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Employee’s duties and responsibilities to the Company or its affiliates during Employee’s employment with the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Employee’s possession during his or her employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Employee’s personal schedule or ability to engage in gainful employment.

Appendix B-2-3

4. WARN Offset. Without limiting Section 7(d) of the Severance Plan, Employee acknowledges and agrees that, unless otherwise determined by the Administrator (as defined in the Severance Plan), Employee’s severance benefits pursuant to the Severance Plan shall be reduced, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Employee by the Company that become payable in connection with Employee’s termination of employment pursuant to any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any similar state or local statute, rule or regulation.

5. Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

6. Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of [____]7, including all matters of construction, validity and performance, without regard to conflicts of law principles.

7. Integration Clause. This Release, and the Severance Plan contain the Parties’ entire agreement with regard to the separation of Employee’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Employee and a duly authorized officer or director of the Company.

8. Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

9. RIGHT TO ADVICE OF COUNSEL. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH A LAWYER; BY EMPLOYEE’S SIGNATURE BELOW, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH A LAWYER CONCERNING THIS RELEASE.

10. Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature Page Follows)

[7]	NTD: To be the employee’s state of employment.

Appendix B-2-4

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EMPLOYEE	ICOSAVAX, INC.

Name:	Name:

Title:

Date:	Date:

Appendix B-2-5

APPENDIX C

DETAILED CLAIMS PROCEDURES

Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall make all determinations as to the rights of any participant or other person who makes a claim for benefits under the Plan (a “Claimant”). A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim and appeal.

Initial Claims

All claims shall be presented to the Administrator in writing at Administrator, 1930 Boren Avenue, Suite 1000, Seattle, Washington, Tel: (206) 737-0085. The deadline to submit a claim is described below, subject to the temporary extension of deadlines described below. If a claim is not timely submitted, it shall be treated as having been irrevocably waived.

Claims Decisions

Within 90 days after receiving a claim, a claims official appointed by the Administrator shall consider the claim and issue his or her determination thereon in writing. If the Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial 90 day period and the date by which the Administrator expects to render a decision.

If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the Plan provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims and time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

Appeals of Denied Claims

Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim. All appeals shall be presented to the Administrator in writing at the address set forth above. The appeal will be reviewed by the Administrator or its designee (the “appeals official”). A Claimant must appeal a denied claim within 60 days after receipt of written notice of denial of the claim, or within 60 days after it was due if the Claimant did not receive it by its due date, subject to the temporary extension of deadlines described in the paragraph below. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the Claimant’s claim. The Claimant (or the Claimant’s duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. The appeals official shall take into account during its review all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits review. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.

Appendix C-1

Appeals Decisions

The decision by the appeals official shall be made not later than 60 days after the written appeal is received by the Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional 60 days by giving the Claimant written notice prior to the termination of the initial 60 day period indicating the special circumstances requiring the extension of time and the date by which a determination on appeal is expected to be rendered.

However, if the appeals official is a committee that meets at least quarterly, then the decision by the appeals official shall be made not later than the date of the meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third meeting of the appeals official following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the appeals official shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The appeals official shall notify the Claimant of the benefit determination as soon as possible but not later than 5 days after it has been made.

The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant and shall include the following: (1) the specific reason or reasons for the denial; (2) specific references to the Plan provisions on which the denial is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim; and (4) a statement of the employee’s right to bring an action under Section 502(a) of ERISA. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem the appeal to have been denied. Subject to applicable law, any decision made in accordance with the claims procedures in this Appendix C is final and binding on all parties and shall be given the maximum possible deference allowed by law.

Exhaustion; Judicial Proceedings

No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator and the appeals official. Any such judicial proceeding must be filed by the earlier of: (a) one year after the final decision regarding the appeal or (b) one year after the participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding.

Appendix C-2

APPENDIX D

STATEMENT OF ERISA RIGHTS

Eligible Employees are entitled to certain rights and protections under ERISA. ERISA provides that all Eligible Employees shall be entitled to:

Receive Information About Your Plan and Benefits

1. Examine, without charge, at the Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

2. Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and any updated summary plan description. The Administrator may make a reasonable charge for the copies.

3. Receive a summary of the Plan’s annual financial report, if any. The Administrator is required by law to furnish each Eligible Employee with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of the Eligible Employees and their beneficiaries. No one, including any employer or any other person, may fire an Eligible Employee or otherwise discriminate against an Eligible Employee in any way to prevent the Eligible Employee from obtaining a benefit under this Plan or exercising the Eligible Employee’s rights under ERISA.

Enforce Your Rights

If an Eligible Employee’s claim for a benefit under this Plan is denied or ignored, in whole or in part, the Eligible Employee has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps the Eligible Employee can take to enforce the above rights. For instance, if the Eligible Employee requests a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, the Eligible Employee may file suit in a Federal court. In such a case, the court may require the Administrator to provide the materials and pay the Eligible Employee up to $110 a day until the Eligible Employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If the Eligible Employee has a claim for benefits which is denied or ignored, in whole or in part, the Eligible Employee may file suit in a state or Federal court. In addition, if the Eligible Employee disagrees with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, the Eligible Employee may file suit in Federal court. If it should happen that plan fiduciaries misuse the Plan’s money, or if the Eligible Employee is discriminated against for asserting the Eligible Employee’s rights, the Eligible Employee may seek assistance from the U.S. Department of Labor, or the Eligible Employee may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Eligible Employee is successful the court may order the person the Eligible Employee has sued to pay these costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds the Eligible Employee’s claim is frivolous.

Appendix D-1

Assistance with Your Questions

If an Eligible Employee has any questions about the Plan, the Eligible Employee should contact the Administrator. If an Eligible Employee has any questions about this statement or about the Eligible Employee’s rights under ERISA, or if an Eligible Employee needs assistance in obtaining documents from the Administrator, the Eligible Employee should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Eligible Employee’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. The Eligible Employee may also obtain certain publications about the Eligible Employee’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix D-2

ADMINISTRATIVE INFORMATION

Name of Plan:	Icosavax, Inc. U.S. Employee Change in Control Severance Plan

Plan Sponsor and Administrator, including address and telephone:	Icosavax, Inc. 1930 Boren Avenue, Suite 1000 Seattle, Washington Tel: (206) 737-0085

Name and address of person designated as agent for service of process:	SVP, People and Culture Icosavax, Inc. 1930 Boren Avenue, Suite 1000 Seattle, Washington Tel: (206) 737-0085 Service of legal process may also be made upon the Administrator.

Direct questions regarding the plan to:	SVP, People and Culture Icosavax, Inc. 1930 Boren Avenue, Suite 1000 Seattle, Washington Tel: (206) 737-0085

Type of Administration:	Self-Administered

Basis on which Plan records are kept:	Calendar year: January 1 to December 31

Type of Plan:	Unfunded welfare benefit severance plan

Plan Number:	50[2]

EIN:	82-3640549

Funding:	The Plan is unfunded. Plan benefits are paid as needed from the general assets of the Company.

Appendix D-3